EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), effective July 29, 2004, is by and between HOUSE OF BRUSSELS CHOCOLATES INC., a Nevada corporation (the "Company") and GUY DEBBAS ("Employee").

W I T N E S S E T H:

WHEREAS, Company desires to employ Employee as provided herein; and

WHEREAS, Employee desires to accept such employment.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. Company hereby employs Employee and Employee hereby accepts employment with Company upon the terms and conditions hereinafter set forth.

2.    Duties. Subject to the power of the Board of Directors of Company to elect and remove officers, Employee will serve the Company as its Vice President of Product Development. Employee will faithfully and diligently perform the services and functions relating to such office or otherwise reasonably incident to such office, provided that all such services and functions will be reasonable and within Employee's area of expertise. Employee will, during the term of this Agreement (or any extension thereof), devote his full business time, attention and skills and best efforts to the promotion of the business of Company.

3.    Term. Subject to the terms and conditions hereof, the term of employment of Employee will commence as of the effective date hereof (the "Commencement Date") and will end on July 29, 2009, unless earlier terminated by either party pursuant to the terms hereof. The term of this Agreement is referred to herein as the "Term."

4.	Compensation and Benefits During the Employment Term.

(a)	Salary. Commencing upon the date of this Agreement, Employee will be paid a salary of $100,000.00 per year, payable bi-weekly (the "Salary").
(b)	Stock Options. Upon the commencement of this Agreement, HOBC shall cause to be issued a stock option for 50,000 shares of the common stock of HOBC, pursuant to the terms contained in the "2004 Stock Option Plan of House of Brussels Chocolates Inc.", a copy of which has been provided to Employee prior to the execution of this Agreement. The options shall be exercisable for three (3) years at a strike price of $2.38 which is 85% of the closing stock price on the date of commencement of this Agreement. Such option shall vest as to 50% of the total number of shares covered by the Option at the end of the first year of Employee’s service to the Company and the remaining 50% of the total number of shares covered by the Option shall vest one (1) year after the Date of Grant, so long as the Grantee remains an employee of the Company at that time.

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(c)	Expenses. Upon submission of a detailed statement and reasonable documentation, Company will reimburse Employee in the same manner as other Employee officers of the Company or HOBC for all reasonable and necessary or appropriate out-of-pocket travel and other expenses incurred by Employee in rendering services required under this Agreement.
(d)	Benefits; Insurance. The Employee will be entitled to participate in any benefit plan or program of the Company that may currently be in place or implemented in the future.
(e)	Vacation. Employee will be entitled to three (3) weeks paid vacation each year of this Agreement.
(f)	Intellectual Property. It is agreed by the Parties that all intellectual property rights and other intangible assets, including, without limitation, tradenames, trademarks, servicemarks, corporate names, logos and any existence or possible combination or derivation of any and all of the same and any food products created by Debbas during the term of this Agreement shall remain the sole property of the Company.

5.	. Confidentiality and Non-Competition.

(a) Confidentiality. In the course of the performance of Employee's duties hereunder, Employee recognizes and acknowledges that Employee may have access to certain confidential and proprietary information of Company or any of its affiliates. Without the prior written consent of Company, Employee shall not disclose any such confidential or proprietary information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, and shall not use such information, directly or indirectly, for Employee's own behalf or on behalf of any other party. Employee agrees and affirms that all such information is the sole property of Company and that at the termination and/or expiration of this Agreement, at Company's written request, Employee shall promptly return to Company any and all such information so requested by Company.

The provisions of this Section 5 shall not, however, prohibit Employee from disclosing to others or using in any manner information that:

(i)	has been published or has become part of the public domain other than by acts, omissions or fault of Employee;
(ii)	has been furnished or made known to Employee by third parties (other than those acting directly or indirectly for or on behalf of Employee) as a matter of legal right without restriction on its use or disclosure;
(iii)	was in the possession of Employee prior to obtaining such information from Company in connection with the performance of this Agreement; or
(iv)	is required to be disclosed by law.

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(b)  Non-Competition. Employee agrees that he will not, for himself, on behalf of, or in conjunction with any person, firm, corporation or entity, either as principal, employee, shareholder, member, director, partner, consultant, owner or part-owner of any corporation, partnership or any other type of business entity, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business that engages in the same business as the Company or is in any business similar to or competitive with the business presently conducted by the Company, for a period of one (1) year (the "Non-Compete Period") from the termination of this Agreement. However, in the event of the termination of Employee's employment pursuant to Section 6 (e), the Non-Compete Period shall be three (3) months.

Employee agrees not to hire, solicit or attempt to solicit for employment by Employee or any company to which he may be involved, either directly or indirectly, any party who is an employee or independent contractor of the Company or any entity which is affiliated with the Company, or any person who was an employee or independent contractor of the Company or any entity which is affiliated with the Company within the three year period immediately following the termination of this Agreement.

Employee acknowledges that he has carefully read and considered all provisions of this Agreement and agrees that:

(i)	Due to the nature of the Company's business, the foregoing covenants place no greater restraint upon Employee than is reasonably necessary to protect the business and goodwill of the Company;
(ii)	These covenants protect the legitimate interests of the Company and do not serve solely to limit the Company's future competition;
(iii)	This Agreement is not an invalid or unreasonable restraint of trade;
(iv)	A breach of these covenants by Employee would cause irreparable damage to the Company;
(v)	These covenants are reasonable in scope and are reasonably necessary to protect the Company's business and goodwill which the Company has established through its own expense and effort; and
(vi)	The signing of this Agreement is necessary as part of the consummation of the transactions described in the preamble.

6.    Termination. This Agreement and the employment relationship created hereby will terminate (i) upon the death or disability of Employee under section 6(a) or 6(b); (ii) with cause under Section 6(c); (iii) upon the voluntary termination of employment by Employee under Section 6(d); or (iv) without cause under Section 6(e).

(a)	Disability. The Company shall have the right to terminate the employment of the Employee under this Agreement for disability in the event Employee suffers an injury, illness, or incapacity of such character as to substantially disable her from performing her duties without reasonable accommodation by the Company hereunder for a period of more than one hundred twenty (120) consecutive days upon the Company giving at least thirty (30) days written notice of termination.
(b)	Death. This Agreement will terminate on the Death of the Employee.

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(c)	With Cause. The Company may terminate this Agreement at any time because of (i) Employee's material breach of any term of the Agreement, (ii) the determination by the Board of Directors in the exercise of its reasonable judgment that Employee has committed an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (iii) Employee's gross negligence in the performance of her duties hereunder.
(d)	Voluntary Termination. The Employee may terminate his employment voluntarily.
(e)	Without Cause. The Company may terminate this Agreement without cause and will pay the Employee severance pay of $25,000 under this Section 6(e) for termination without cause, which represents 3 months salary.

7.        Obligations of Company Upon Termination.

(a)	In the event of the termination of Employee's employment pursuant to Section 6(a), (b), (c) or (d), Employee will be entitled only to the compensation earned by him hereunder as of the date of such termination.
(b)	In the event of the termination of Employee's employment pursuant to Section 6(e), Employee will be entitled only to the compensation earned by him hereunder as of the date of such termination in addition to the amount specified in Section 6(e).
(c)	In the event of termination of Employee's employment pursuant to any Section of the Agreement, the House of Brussels "2004 Stock Option Plan" shall provide guidance regarding the Employee’s rights in the options granted pursuant to Section 4(b).

8.     Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

9.     Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

10.    Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or within two days if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Company:	House of Brussels Chocolates Inc.
One Riverway, Suite 1700
Houston, Texas, 77056
Attention: Grant Petersen, President

If to Employee:	Guy Debbas
5877 E. Brown
Fresno, CA, 93727

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11.  Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

12.  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.  Arbitration. If a dispute should arise regarding this Agreement the parties agree that all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration in Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The governing law of this Agreement shall be the substantive law of the State of Nevada, without giving effect to conflict of laws. A decision of the arbitrator shall be final, conclusive and binding on the Company and Employee. Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator, Employee, Employee's attorneys, a representative of the Company, the Company's attorneys, and advisors to or witnesses for any party. The matters submitted to arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in the strictest confidence by Employee and the Company and shall not be discussed, disclosed or communicated to any persons except as may be required for the preparation of expert testimony. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgment enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party and the determination of such fees and costs and the award thereof shall be included in the claims to be resolved by the arbitrator hereunder.

14.  Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

15.  Gender and Number. When the context requires, the gender of all words used herein will include the masculine, feminine and neuter and the number of all words will include the singular and plural.

16.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument, but only one of which need be produced.

17.        Counterparts and Facsimiles. This Agreement may be executed in multiple counterparts and in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute and be deemed to be one and the same instrument and each of which shall be considered and deemed an original for all purposes. This Agreement shall be effective with the facsimile signature of any of the parties set forth below and the facsimile signature shall be deemed as an original signature for all purposes and the Agreement shall be deemed as an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

HOUSE OF BRUSSELS CHOCOLATES INC.

By:	/s/ Robert Wesolek
Robert Wesolek, Chief Financial Officer
and Secretary

EMPLOYEE:

By:	/s/ Guy Debbas
Guy Debbas

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